Exhibit 99.1

NEWS RELEASE For more information, contact: Paul D. Borja Executive Vice President / CFO (248) 312-2000 FOR IMMEDIATE RELEASE
Flagstar Announces Resignation of Mark T. Hammond; Results of Special Meeting of Stockholders
TROY, Mich., December 8, 2009 — Flagstar Bancorp, Inc. (NYSE: FBC) (“Flagstar” or the “Company”), the holding company for Flagstar Bank, FSB (the “Bank”), today announced that Mark T. Hammond has decided to resign as Vice-Chairman and as a member of the Board of Directors of both companies and as a non-officer Executive Advisor of the Company.
“I want to thank Flagstar’s employees for their hard work as well as their contributions to our achievements over the years. I believe that the time is right to focus all of my attention on my future endeavors.” said Mr. Hammond.
Joseph P. Campanelli, Chairman, President and Chief Executive Officer of Flagstar, said, “Mark played a major part in the success of Flagstar over the years. We appreciate his past contributions and wish him well in the future.”
The Company also held a special meeting of stockholders on Friday, December 4, at its National Headquarters located at 5151 Corporate Drive, Troy, Michigan. At the special meeting, stockholders approved the proposal to increase the number of shares of common stock issuable by the Company from 750,000,000 to 3,000,000,000.
Flagstar, with $14.8 billion in total assets as of September 30, 2009, is the largest savings bank headquartered in the Midwest and the largest financial institution headquartered in Michigan. At September 30, 2009, Flagstar operated 176 banking centers in Michigan, Indiana and Georgia and 42 home loan centers in 18 states. The Bank originates loans nationwide and is one of the leading originators of residential mortgage loans. For more information, please visit flagstar.com.